SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                       ___________________

                             Form 8-K


                          CURRENT REPORT


                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):     9-25-97



                 AMERON INTERNATIONAL CORPORATION
      (Exact name of registrant as specified in its charter)



         Delaware               1-9102          77-0100596
(State or other jurisdiction  (Commission      (I.R.S. Employer
of Incorporation)             File Number)     Identification
No.)


245 South Los Robles Ave., Pasadena, California        91101
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code   (626) 683-4000



Item 5   Other Events.

     The attached announcement was released to the news media on September 25, 1997.























                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              AMERON INTERNATIONAL CORPORATION



Date: September 25, 1997      By: /s/ Javier Solis
                                   Javier Solis
                                   Senior Vice President and
                                   Secretary

September 25, 1997

For immediate release:
Budget National and Analyst Wire
Contacts:
Gary Wagner, Senior Vice President, Chief Financial Officer, and Dan Stracner, Vice President, Public Affairs: 626/683-4000

Ameron International reports strong third-quarter sales and earnings


    Pasadena, Calif.-Ameron International Corporation (NYSE: AMN) today reported strong earnings of $1.72 per share on sales of $146 million for its third quarter, which ended Aug. 31, compared to $1.50 per share on sales of $134 million for the similar period in 1996. Year-to-date earnings were $3.25 per share on sales of $386 million, a significant improvement over $2.71 per share on sales of $366 million for the same period last year. These earnings represent an 18% year-over-year increase in net income for the quarter and a 23% increase for the nine months.

    James S. Marlen, Ameron chairman, president and chief executive officer, attributed the improved performance primarily to the third straight quarter of higher sales and earnings from the company's worldwide protective coatings business. Coatings sales volume in the United States and Europe continued at record high levels both for the quarter and nine months, due in large part to Ameron's acquisition of the Devoe marine coatings business in October 1996 and the Valspar maintenance coatings business in March 1997. "We're pleased that this sales increase came not only from our acquisitions, but also from our core Ameron coatings business, which has experienced considerable growth in offshore and industrial maintenance markets around the world," Marlen said.

    Ameron's worldwide fiberglass pipe business continued to report improved earnings for the year to date. Another recent acquisition, Centron International, made a strong contribution. A leading supplier to the global oilfield, Centron has made major inroads into growing South American markets in 1997 and also has strengthened Ameron's position in traditional markets. During the quarter, Ameron consolidated two domestic fiberglass pipe plants into one manufacturing facility, closing a smaller plant in South Carolina and relocating its equipment to a larger existing plant in Texas. "This consolidation has improved our operating efficiencies and reduced costs associated with several of our major product lines," Marlen said. Ameron will soon complete construction of a new manufacturing facility in Malaysia to take advantage of the growing demand for fiberglass pipe in Asian markets, currently supported by Ameron's operation in Singapore.

    As reported earlier, Ameron's concrete and steel pipe business in the western United States had a slow start in fiscal 1997 because of weather-related and customer-requested delays that affected delivery timing and impacted the first half. However, conversion of a strong backlog into sales continued accelerating in the third quarter, and operating results improved significantly.

    Although the construction products business in Hawaii remained profitable, sales and earnings for the quarter and year-to-date were lower because of the ongoing depressed economic situation in the construction sector in the Islands. Management has completed a major reorganization, including a 20 percent reduction in salaried staff, to keep costs in line with expected revenues.

    Three of Ameron's joint ventures had good operational results for the quarter and nine months: Tamco, a steel mini-mill in Southern California; Bondstrand, Ltd., a fiberglass pipe manufacturer in Saudi Arabia; and Gifford-Hill-American, a concrete pipe manufacturer in Texas. "We recently appointed a new CEO and CFO at Tamco, and we expect them to help energize that company to take advantage of a healthy market," Marlen said. "Bondstrand, Ltd. also has a new CEO with extensive experience in the worldwide fiberglass pipe field."

    "Overall, we're pleased with the progress our company has made," Marlen said. "We've been working to upgrade our product lines and to improve the balance of Ameron's business mix. We're achieving our main strategic goal of delivering consistent earnings growth."

    Ameron International Corporation is a multinational manufacturer of highly engineered products for the construction, industrial, chemical and energy markets. The company operates businesses in North America, Latin America, Europe and Asia. Ameron is a leading producer of fiberglass, concrete and steel pipe systems; high-performance coatings; and other specialized construction products.



               Ameron International Corporation
                 Consolidated Statements of Income
                   Third Quarter Ended August 31,
            (in thousands except share and per share data)

                                1997            1996
                              ---------       ---------
Sales                         $146,323        $133,622
Cost of Sales                  107,833          97,402
                              ---------       ---------
Gross Profit                    38,490          36,220
Selling, General
  and Administrative Expenses   27,375          26,274
                              ---------       ---------
Operating Profit                11,115           9,946
Royalty, Equity and
  Other Income                   3,128           1,590
                              ---------       ---------
Income before Interest
  and Income Taxes              14,243          11,536
Interest, net                    3,396           2,349
                              ---------       ---------
Income before Income Taxes      10,847           9,187
Income Taxes                     3,797           3,215
                              ---------       ---------
Net Income                    $  7,050        $  5,972
                              =========       =========
Per Share (based on average of
  4,082,831 shares in 1997 and
  3,977,481 shares in 1996):
  Net Income                  $   1.72        $   1.50
                              =========       =========
  Cash Dividends Paid         $    .32        $    .32
                              =========       =========


               Ameron International Corporation
                 Consolidated Statements of Income
                    Nine Months Ended August 31,
            (in thousands except share and per share data)

                                1997            1996
                              ---------       ---------
Sales                          $386,109        $366,006
Cost of Sales                   284,728         273,571
                              ---------       ---------
Gross Profit                    101,381          92,435
Selling, General
  and Administrative Expenses    80,107          73,723
                              ---------       ---------
Operating Profit                 21,274          18,712
Royalty, Equity and
  Other Income                    8,073           5,694
                              ---------       ---------
Income before Interest
  and Income Taxes               29,347          24,406
Interest, net                     8,950           7,796
                              ---------       ---------
Income before Income Taxes       20,397          16,610
Income Taxes                      7,139           5,813
                              ---------       ---------
Net Income                     $ 13,258        $ 10,797
                              =========       =========
Per Share (based on average
  of 4,082,831 shares in 1997 and
  3,977,481 shares in 1996):
  Net Income                   $   3.25        $   2.71
                              =========       =========
  Cash Dividends Paid          $    .96        $    .96
                              =========       =========


               Ameron International Corporation
                 Consolidated Statements of Cashflow
                  Nine Months Ended August 31,
                         (in thousands)

                                1997             1996
                              ---------       ---------
Operating Activities
  Net Income                  $ 13,258        $ 10,797
  Adjustments to reconcile
    net income to net cash      13,614          12,599
  Changes in operating assets
    and liabilities            (43,505)          7,577
                              ---------       ---------
Cash Provided (Used) By
   Operations                  (16,633)         30,973

Investing Activities
  Proceeds from sale of assets     532             987
  Additions to property, plant
    and equipment,
    and Acquisitions           (17,607)        (19,700)
  Other, net                    (2,277)         (1,959)
                              ---------       ---------
Cash used by investing
  activities                   (19,352)        (20,672)

Financing Activities
  Short and long-term
    borrowings, net             44,076          30,080
  Dividends on common stock     (3,843)         (3,802)
  Other, net                       667              88
                              ---------       ---------
Cash provided by
  financing activities          40,900          26,366

Effect of exchange rate
  changes on cash                (794)           (150)
                              ---------       ---------
Net change in cash           $  4,121        $ 36,517
                              =========       =========


               Ameron International Corporation
                 Consolidated Balance Sheets
                   (in thousands)

                                August  31,     November 30,
                                 1997            1996
                              ---------       ---------
ASSETS
Current Assets
  Cash and equivalents         $ 22,502        $ 18,381
  Receivables, net              112,336         105,534
  Inventories                   106,683          84,971
  Other                          14,880          14,737
                              ---------       ---------
    Total current assets        256,401         223,623
Investments and Advances -
  Affiliated Companies           34,129          33,722
Property, Plant and Equipment,
   net                          126,430         125,687
Other Assets                     30,059          28,634
                              ---------       ---------
  Total Assets                 $447,019        $411,666
                              =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term borrowings        $  1,368        $  1,242
  Current portion of
    long-term debt               17,639          17,753
  Trade payables                 31,346          36,715
  Accrued liabilities and other  43,887          46,055
                              ---------       ---------
    Total current liabilities    94,240         101,765
Long-Term Debt, less
  current portion               154,407         112,598
Other Liabilities                50,142          52,505
                              ---------       ---------
  Total Liabilities             298,789         266,868
Stockholders' Equity
  Common stock                   12,944          12,895
  Additional paid-in capital     16,830          16,212
  Retained earnings             166,736         157,321
  Cumulative translation
    adjustments                 (5,501)          1,149
  Treasury stock               (42,779)        (42,779)
                              ---------       ---------
    Total Stockholders' Equity 148,230         144,798
                              ---------       ---------
  Total Liabilities and
    Stockholders' Equity      $447,019        $411,666
                              =========       =========